UPTICK NEWSWIRE’S STOCK DAY PODCAST FEATURES CEO OF RENNOVA HEALTH, INC. TO DISCUSS GROWING REVENUE AND THE PLANNED ACQUISITION OF A THIRD HOSPITAL

WEST PALM BEACH, Fla. (November 29, 2018) – Rennova Health, Inc. (OTC: RNVAD), (OTC: RNVAW) (“Rennova” or the “Company”), a vertically integrated provider of industry-leading diagnostics and supportive software solutions to healthcare providers, that recently announced on November 26, 2018, it had signed a definitive agreement to acquire its third hospital in Tennessee announces that Seamus Lagan, Chief Executive Officer of the Company, talks with Everett Jolly on Stock Day Podcast.

Jolly started the interview by mentioning that the last time Lagan was on Stock Day he said the third quarter would continue to show improvement from the previous quarter, and it has. Jolly confirmed that Rennova reported approximately $5 million in revenue for the quarter and asked Lagan if the previous reference to $2.5 million a month in collections meant Rennova would report $7.5 million for the fourth quarter.

“The target is definitely in the range you just mentioned” said Seamus Lagan, CEO of Rennova. “In the third quarter we reported $5 million and we had an offset of about $3 million in bad debt, which hits our revenue directly. That is a number we continually monitor.”

Lagan went on to say that he believes the bad debt percentage will eventually be adjusted downward and that will help the reported revenue. Jolly then asked about the game plan going forward and asked about the two existing hospitals.

“The two hospitals are in line with what we expected,” explained Lagan. “The two hospitals at the moment, I believe, can do $2.5 million revenue a month combined, and I believe they will be profitable.”

Jolly then turned the conversation to convertible debt, asking Lagan about the pressure that the stock price has been under.

“We all believe that we are undervalued at the moment. The convertible debt has definitely confused our investors and kept a lot of pressure on our share price.” Lagan added, “We will continue to reduce that debt. I believe that the revenues and the progress that the company is making will allow us to secure much more reasonable financing going forward.”

Lagan went on to explain that the Company is constantly looking for opportunities to create value for shareholders. Jolly then pointed out that Rennova just signed an agreement to acquire a third hospital of similar size to the two the Company already owns and asked for an update on the potential acquisition.

“We made no secret of the fact that we were looking for additional hospitals in the same geographic location,” said Lagan. “This third hospital fits the model we already have. It is a beautiful facility, and it’s a city owned property so it’s in excellent condition, and we plan to close the acquisition very early in the first quarter of next year.” Lagan says he believes this third hospital will be an immediate contributor to revenue going forward.

For more on Rennova’s outlook and future plans listen to the entire podcast here:

https://upticknewswire.com/featured-interview-ceo-seamus-lagan-of-rennova-health-inc-otcqb-rnva-9/

About Rennova Health, Inc.

Rennova provides industry-leading diagnostics and supportive software solutions to healthcare providers, delivering an efficient, effective patient experience and superior clinical outcomes. Through an ever-expanding group of strategic brands that work in unison to empower customers, we are creating the next generation of healthcare. For more information, please visit www.rennovahealth.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Additional information concerning these and other risk factors are contained in the Company’s most recent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

Contacts:

Rennova Health
Sebastien Sainsbury, 561-666-9818
ssainsbury@rennovahealth.com

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